Exhibit 99.1

In 2004 the financial services industry is expected to remain in transition with major consolidation taking place locally and nationally. Boston Private Bank & Trust Company remains an independent, private bank where decisions are made locally and where clients enjoy our commitment to exceptional service, our accessibility and responsiveness, and our ability to tailor financial solutions to meet the needs of individuals and businesses. The Bank has an exciting opportunity to expand its market share. It is our goal to surpass our clients’ expectations by providing top notch personal service and outstanding performance.

Total assets of the Bank grew to $1.8 billion as of June 30, 2004, a 22% increase as compared to June 30, 2003. The majority of our asset growth was the result of an increase in the loan portfolio, which grew $183 million, or 18%, net of the allowance for loan losses. The Bank’s loan composition is roughly 60% residential and 40% commercial, which provides the Bank with a good mix of assets and helps reduce its interest rate and credit risk. Deposits grew 22% to $1.4 billion as of June 30, 2004, which was a strong source of liquidity and funding for the Bank’s asset growth.

Net income was $7.2 million for the first half of 2004, which was up $750,000, or 12% as compared to the same period last year. Net income in the first half of 2003 was negatively impacted by a change in the tax laws. Net interest income was $23.6 million for the first half of 2004, up 4% compared to the same period in 2003, despite continued volatility of interest rates. Investment management fees grew during the first six months of 2004, up 19% as compared to the same period last year. This growth was driven by both new business and market appreciation of assets under management. As you can see from our financial highlights, the loyalty and dedication of our clients and employees have resulted in strong capital, excellent loan quality, and continuing growth at Boston Private Bank & Trust Company. I’m extremely grateful to our clients and employees for their commitment to this organization.

Mark Thompson

Chief Executive Officer